Exhibit 99.1

RegeneRx Receives Non-compliance Notice from NYSE Amex;
Intends to Request Hearing

BETHESDA, Md, (November 1, 2010) – RegeneRx Biopharmaceuticals, Inc. (NYSE Amex:RGN) (the “Company” or “RegeneRx”) announced today that on October 26, 2010, the Company was notified by the Compliance Staff (“Staff”) of the NYSE Amex LLC (the “Exchange”) that the Company has not timely regained compliance with Section 1003(a)(iii) of the Exchange’s Company Guide due to stockholders’ equity of less than $6,000,000. As a result, the notice indicated that the Company’s securities are subject to delisting from the Exchange unless the Company requests a hearing before the Exchange’s Listing Qualifications Panel (the “Panel”). As previously disclosed, by letter dated June 24, 2009, the Staff granted the Company’s request for an extension to evidence compliance with the Exchange’s stockholders’ equity requirement through October 25, 2010.

RegeneRx intends to request a hearing before the Panel at which it will request continued listing pending its return to compliance. Based on the hearing request, it is expected that the Company’s securities will remain listed and eligible for trading on the Exchange until the Panel renders a decision following the hearing. However, there can be no assurance that following the hearing the Panel will grant the Company’s request for continued listing on the Exchange.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the development of a novel therapeutic peptide, Thymosin beta 4, or Tβ4, for tissue and organ protection, repair and regeneration. RegeneRx currently has three products in clinical development.

RGN-352 is an injectable formulation to treat cardiovascular and central nervous system diseases, as well as other medical indications. RegeneRx is initially targeting RGN-352 for the treatment of patients who have suffered an acute myocardial infarction, or heart attack. Recent pre-clinical efficacy data suggests that RGN-352 may also benefit patients with multiple sclerosis and stroke. RegeneRx has successfully completed a Phase 1 clinical trial with RGN-352 in which the drug candidate was found to be safe and well-tolerated. The company has initiated a Phase 2 clinical trial and expects to enroll the first patient by early 2011 at approximately 25 clinical sites in the U.S., Israel, and Russia. RegeneRx is also supporting a Phase 1/2 physician-sponsored clinical trial in patients with multiple sclerosis that is expected to begin in early 2011. RegeneRx recently received a $3 million, three-year development grant from the NIH to support the company’s acute myocardial infarction program.

RGN-259 is a sterile, preservative-free topical eye drop for ophthalmic indications. Based on recent human clinical data, RegeneRx is currently supporting a physician-sponsored Phase 2 dry eye study with RGN-259. Previously, seven patients with non-healing corneal ulcers were treated with RGN-259 under compassionate use INDs. Five had complete healing and two had substantial healing of their wounds. Three additional patients with corneal defects, called punctate keratitis, had no evidence of healing although they did report reduction in eye inflammation and increased comfort.

RGN-137, a topical gel formulation, is currently being evaluated by RegeneRx in a Phase 2 clinical trial for the treatment of the orphan skin disease epidermolysis bullosa. Other potential uses for RGN-137 include the treatment of chronic dermal wounds and reduction of scar tissue. RegeneRx previously received $675,000 in grants from the U.S. FDA to support this clinical trial.

The Company was awarded $733,438 under HR: 3590 – Patient Protection and Affordable Care Act for development of these three formulations discussed above. In addition to the pharmaceutical product candidates described above, RegeneRx is pursuing the commercial development of peptide fragments of Tβ4 for potential cosmeceutical use. RegeneRx holds 75 issued patents and has 261 patent applications pending worldwide related to its products and holds an exclusive worldwide license for Tβ4 from the National Institutes of Health.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are urged to consider statements that include the words “plan,” “expect,” “intend,” “will,” ”may,” or the negative of those words, or other similar expressions or words, to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that we may not be successful in maintaining the listing of our securities on the NYSE Amex and other risks and uncertainties inherent in our business, including, without limitation, the risk that our product candidates do not demonstrate safety and/or efficacy in future clinical trials; risks related to our ability to obtain financing to support our operations on commercially reasonable terms; the progress, timing or success of our clinical trials; difficulties or delays in development, testing, obtaining regulatory approval for producing and marketing our product candidates; regulatory developments; the size and growth potential of the markets for our product candidates and our ability to serve those markets; the scope and validity of patent protection for our product candidates; competition from other pharmaceutical or biotechnology companies; and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2009, and the quarterly report on Form 10-Q for the quarter ended June 30, 2010, as well as other filings it makes with the SEC.

Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change, and the Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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For RegeneRx:

Lippert/Heilshorn & Associates, Inc.
Kim Golodetz
212.838.3777
kgolodetz@lhai.com

or
Bruce Voss
310.691.7100
bvoss@lhai.com